Exhibit 99.1

Waters Corporation Appoints John M. Ballbach to Board of Directors

Dr. Michael J. Berendt to Retire from Waters Board

MILFORD, Mass. – October 6, 2021 Waters Corporation (NYSE:WAT) today announced the appointment of John M. Ballbach to its Board of Directors, effective October 5, 2021. Mr. Ballbach currently serves on the Board of RPM International, Inc., a leader in specialty coatings, sealants, building materials and related services.

Waters also announced the retirement of Dr. Michael J. Berendt from its Board of Directors, effective October 5, 2021. Dr. Berendt joined the Waters Board in 1998 and has served on both the company’s Audit and Science & Technology committees during his tenure as director.

“Our sincere thanks and gratitude on behalf of my colleagues to Mike, for his service spanning more than two decades on the Waters Board. We wish him well and greatly appreciate his help ensuring a smooth transition of his seat to John Ballbach,” said Dr. Flemming Ornskov, Chairman of the Board. “After a thorough review of candidates, John stood out for his very relevant industry, executive, and operational expertise that is well-suited to advise Waters as the company continues driving sustainable long-term growth.”

“I want to add my personal thanks to Mike for his guidance and camaraderie over the last year and especially his help during my onboarding at Waters,” said Dr. Udit Batra, CEO and President, Waters Corporation. “Also, welcome to John, who joins the Waters Board at an exciting time and during a critical period of growth and transformation at our company. He brings strong experience in M&A and driving operational excellence in the Life Science tools space. In addition to his global leadership experience, John also possesses deep expertise in building supply chains and robust e-commerce channels within the regulated sciences industries where we wish to strengthen and extend the reach of the Waters portfolio.”

“The Waters brand is synonymous with deep scientific expertise and innovation throughout the industry, based on its pioneering innovations in chromatography, mass spectrometry, thermal analysis and chemistries that are used in laboratories worldwide,” said Mr. Ballbach. “I’m grateful to be selected for this opportunity to work with a top-notch board of directors dedicated to helping Udit and the Waters team unlock the next level of growth and value creation.”

John Ballbach currently serves on the Board of Directors of RPM International, Inc., as a member of its Corporate Governance and Nominating Committee. Mr. Ballbach is also the former chairman and chief executive officer of VWR International, LLC, a global leader in laboratory supply and distribution. With leadership experience in the chemicals and coatings industries, Mr. Ballbach was an independent director for Valspar from 2012–2017, when the company merged with Sherwin-Williams. In addition, Mr. Ballbach is a former corporate officer of Valspar, having served as president and chief operating officer from 2002–2004 and in various senior management positions since 1990. He holds a bachelor’s degree from Georgetown College and an MBA from Harvard University.

Additional Resources

•	See list of the Waters Board of Directors

•	Professional bio for John M. Ballbach

•	Connect with Waters via Twitter, Facebook and LinkedIn

About Waters Corporation (www.waters.com)

Waters Corporation (NYSE:WAT), Waters Corporation (NYSE:WAT), the world’s leading specialty measurement company, has pioneered chromatography, mass spectrometry, and thermal analysis innovations serving the life, materials, food and environmental sciences for more than 60 years. With more than 7,400 employees worldwide, Waters operates directly in 35 countries, including 14 manufacturing facilities, and with products available in more than 100 countries.

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Cautionary Statement

This release contains “forward-looking” statements regarding future results and events, including statements regarding Mr. Ballbach’s appointment. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “will,” “feels”, “believes”, “anticipates”, “plans”, “expects”, “intends”, “suggests”, “appears”, “estimates”, “projects”, and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. Actual future results and events may differ significantly from the results and events discussed in the forward-looking statements within this release for a variety of reasons, including the factors that are discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission (“SEC”), as updated by the Company’s subsequent filings with the SEC. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release. Except as required by law, the Company does not assume any obligation to update any forward-looking statements.”

Contact:

Kevin Kempskie

Corporate Communications

Waters Corporation

pr@waters.com

617-413-4333

34 Maple Street Milford, MA 01757-3696 U.S.A.    [T] 508.478.2000    [T] 1.800.252.4752    [F] 508.872.1990    [W] www.waters.com